Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

On April 10, 2025, Capri Holdings Limited (“Capri”, the “Company”, “we”, “our” and “us”) and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Agreement”) whereby Prada agreed to acquire certain subsidiaries of Capri which operate Capri’s former Versace business (the “Business” or “Versace”). The sale was completed on December 2, 2025 (the “Transaction Date”). Pursuant to the Agreement, and subject to the terms and conditions thereof, the Company contributed all shares of such subsidiaries to Prada for an aggregate purchase price of $1.375 billion in cash, subject to customary post-closing adjustments (the “Transaction”).

The following unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the six months ended September 27, 2025 have been derived from the unaudited consolidated financial statements of the Company. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended March 29, 2025, March 30, 2024, and April 1, 2023 have been derived from the audited consolidated financial statements of the Company. The unaudited Pro Forma Condensed Consolidated Financial Statements of Operations are presented to illustrate the Company’s results as if the Transaction occurred on April 3, 2022, the beginning of the earliest period presented, and reflect the reclassification of Versace as discontinued operations for all periods presented. The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 27, 2025 reflects the Company’s financial position as if the Transaction had occurred on September 27, 2025. The adjustments in the “Transaction Accounting Adjustments” column in the unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended September 27, 2025 and the year ended March 29, 2025 and unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 27, 2025 give effect to the Transaction as if it had occurred as of March 31, 2024 and September 27, 2025, respectively. The adjustments included within the “Versace Disposal” column of the unaudited Pro Forma Condensed Consolidated Financial Statements are consistent with the guidance for discontinued operations in accordance with accounting principles generally accepted in the United States of America. The adjustments included within the “Transaction Accounting Adjustments” column reflect the impact of events that are directly attributable to the Transaction, are factually supportable, and with respect to the unaudited Pro Forma Condensed Consolidated Statements of Operations, are expected to have a continuing impact on Capri. As a result of contractual provisions included in the Company’s Amended and Restated Credit Agreement dated February 4, 2025, mandatory prepayment of the 2025 Term Loans is required as of the close of the Transaction resulting in the presentation of the repayment within the “Transaction Accounting Adjustments” column as part of the unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X, as amended, and are based upon management’s estimates utilizing the best available information and are subject to the assumptions and adjustments described below and in the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements. They are not intended to be a complete representation of the Company’s financial position or results of operations had the Transaction occurred as of the period indicated. In addition, the unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction been completed on the date assumed. The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2025 and the Company’s Quarterly Report on Form 10-Q for the six months ended September 27, 2025, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such reports.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 27, 2025
(In millions)
(Unaudited)

	Capri Consolidated	Versace Disposal	Capri Continuing Operations	Transaction Accounting Adjustments	Notes	Capri Pro Forma
Assets
Current assets
Cash and cash equivalents	$221	$101	$120	$643	(a)(e)	$763
Receivables, net	282	65	217	—		217
Inventories, net	960	194	766	—		766
Prepaid expenses and other current assets	242	39	203	—		203
Total current assets	1,705	399	1,306	643		1,949
Property and equipment, net	507	124	383	—		383
Operating lease right-of-use assets	1,360	475	885	—		885
Intangible assets, net	1,157	577	580	—		580
Goodwill	731	528	203	—		203
Deferred tax assets	1	—	1	—		1
Other assets	156	58	98	—		98
Total assets	$5,617	$2,161	$3,456	$643		$4,099
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$479	$109	$370	$—		$370
Accrued payroll and payroll related expenses	117	32	85	—		85
Accrued income taxes	87	3	84	—		84
Short-term operating lease liabilities	367	113	254	—		254
Short-term debt	11	—	11	—		11
Accrued expenses and other current liabilities	301	71	230	39	(b)(d)(e)	269
Total current liabilities	1,362	328	1,034	39		1,073
Long-term operating lease liabilities	1,323	464	859	—		859
Deferred tax liabilities	180	113	67	—		67
Long-term debt	1,764	11	1,753	(724)	(e)	1,029
Other long-term liabilities	1,058	16	1,042	—		1,042
Total liabilities	5,687	932	4,755	(685)		4,070
Commitments and contingencies	—	—	—	—		—
Shareholders’ equity
Ordinary shares, no par value	—	—	—	—		—
Treasury shares, at cost	(5,464)	—	(5,464)	—		(5,464)
Additional paid-in capital	1,501	—	1,501	—		1,501
Accumulated other comprehensive loss	(433)	(22)	(411)	—		(411)
Retained earnings	4,322	1,251	3,071	1,328	(c)(f)	4,399
Total shareholders’ equity of Capri	(74)	1,229	(1,303)	1,328		25
Noncontrolling interest	4	—	4	—		4
Total shareholders’ equity	(70)	1,229	(1,299)	1,328		29
Total liabilities and shareholders’ equity	$5,617	$2,161	$3,456	$643		$4,099

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the six months ended September 27, 2025
(In millions, except share and per share data)
(Unaudited)

	Capri Consolidated	Versace Disposal	Capri Continuing Operations	Transaction Accounting Adjustments	Notes	Capri Pro Forma
Total revenue	$2,039	$386	$1,653	$—		$1,653
Cost of goods sold	744	115	629	—		629
Gross profit	1,295	271	1,024	—		1,024
Selling, general and administrative expenses	1,198	262	936	—		936
Depreciation and amortization	65	5	60	—		60
Impairment of assets	21	—	21	—		21
Restructuring and other expense	7	4	3	—		3
Total operating expenses	1,291	271	1,020	—		1,020
Income from operations	4	—	4	—		4
Other expense (income), net	—	1	(1)	—		(1)
Interest income, net	(35)	—	(35)	(20)	(g)	(55)
Foreign currency gain	(8)	(6)	(2)	—		(2)
Income before provision for income taxes	47	5	42	20		62
Provision for income taxes	22	2	20	—		20
Net income	25	3	22	20		42
Less: Net income attributable to noncontrolling interest	—	—	—	—		—
Net income attributable to Capri	$25	$3	$22	$20		$42

Weighted average ordinary shares outstanding:
Basic	119,293,324					119,293,324
Diluted	119,653,017					119,653,017
Net income per ordinary share attributable to Capri:
Basic	$0.22					$0.36
Diluted	$0.22					$0.35

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the fiscal year ended March 29, 2025
(In millions, except share and per share data)
(Unaudited)

	Capri Consolidated	Versace Disposal	Capri Continuing Operations	Transaction Accounting Adjustments	Notes	Capri Pro Forma
Total revenue	$4,442	$821	$3,621	$—		$3,621
Cost of goods sold	1,616	246	1,370	—		1,370
Gross profit	2,826	575	2,251	—		2,251
Selling, general and administrative expenses	2,581	583	1,998	—		1,998
Depreciation and amortization	193	61	132	—		132
Impairment of assets	797	655	142	—		142
Restructuring and other expense	7	2	5	—		5
Total operating expenses	3,578	1,301	2,277	—		2,277
Loss from operations	(752)	(726)	(26)	—		(26)
Other expense, net	8	—	8	—		8
Interest income, net	(37)	—	(37)	(1)	(e)(g)	(38)
Foreign currency loss (gain)	4	(1)	5	—		5
(Loss) Income before income taxes	(727)	(725)	(2)	1		(1)
Provision (benefit) for income taxes	452	(72)	524	—		524
Net (loss) income	(1,179)	(653)	(526)	1		(525)
Less: Net income attributable to noncontrolling interest	3	—	3	—		3
Net (loss) income attributable to Capri	$(1,182)	$(653)	$(529)	$1		$(528)

Weighted average ordinary shares outstanding:
Basic	118,256,350					118,256,350
Diluted	118,256,350					118,256,350
Net loss per ordinary share attributable to Capri:
Basic	$(10.00)					$(4.47)
Diluted	$(10.00)					$(4.47)

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the fiscal year ended March 30, 2024
(In millions, except share and per share data)
(Unaudited)

	Capri Consolidated	Versace Disposal	Capri Pro Forma
Total revenue	$5,170	$1,030	$4,140
Cost of goods sold	1,831	306	1,525
Gross profit	3,339	724	2,615
Selling, general and administrative expenses	2,784	652	2,132
Depreciation and amortization	188	56	132
Impairment of assets	575	283	292
Restructuring and other expense	33	33	—
Total operating expenses	3,580	1,024	2,556
(Loss) income from operations	(241)	(300)	59
Other (income) expense, net	(1)	4	(5)
Interest expense, net	6	—	6
Foreign currency loss	37	—	37
(Loss) income before income taxes	(283)	(304)	21
(Benefit) provision for income taxes	(54)	(62)	8
Net (loss) income	(229)	(242)	13
Less: Net income attributable to noncontrolling interest	—	—	—
Net (loss) income attributable to Capri	$(229)	$(242)	$13

Weighted average ordinary shares outstanding:
Basic	117,014,420		117,014,420
Diluted	117,014,420		118,057,806
Net (loss) income per ordinary share attributable to Capri:
Basic	$(1.96)		$0.11
Diluted	$(1.96)		$0.11

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the fiscal year ended April 1, 2023
(In millions, except share and per share data)
(Unaudited)

	Capri Consolidated	Versace Disposal	Capri Pro Forma
Total revenue	$5,619	$1,106	$4,513
Cost of goods sold	1,895	277	1,618
Gross profit	3,724	829	2,895
Selling, general and administrative expenses	2,708	615	2,093
Depreciation and amortization	179	51	128
Impairment of assets	142	2	140
Restructuring and other expense (income)	16	19	(3)
Total operating expenses	3,045	687	2,358
Income from operations	679	142	537
Other income, net	(3)	—	(3)
Interest expense, net	24	—	24
Foreign currency loss (gain)	10	(2)	12
Income before income taxes	648	144	504
Provision (benefit) for income taxes	29	45	(16)
Net income	619	99	520
Less: Net income attributable to noncontrolling interest	3	—	3
Net income attributable to Capri	$616	$99	$517

Weighted average ordinary shares outstanding:
Basic	132,532,009		132,532,009
Diluted	134,002,480		134,002,480
Net income per ordinary share attributable to Capri:
Basic	$4.65		$3.90
Diluted	$4.60		$3.86

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The unaudited pro forma condensed consolidated financial statements include the following pro forma adjustments:
Versace Disposal Adjustments:
These adjustments reflect the elimination of assets, liabilities, equity and operations attributable to Versace. This disposal meets the criteria for Versace to be presented as discontinued operations in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations.
Transaction Accounting Adjustments:
(a)Reflects $1.375 billion of estimated cash consideration received from Prada from the sale of Versace. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Agreement.
(b)Subsequent to September 27, 2025, the Company anticipates it will incur additional non-recurring costs of approximately $12 million of Transaction advisory and professional fees to be incurred to complete the Transaction.
(c)Reflects an estimated gain of $104 million related to the sale of Versace based on an estimate of (i) $1.375 billion of cash consideration, less (ii) Versace net assets as of September 27, 2025 of $1.229 billion, less (iii) estimated transaction costs of $12 million noted above in (b), and less (iv) certain prepayments of $25 million noted below in (d) and less (v) indemnification and other liabilities expected to be recorded at close of approximately $5 million. The actual gain recorded upon close will not equal this estimated gain of $104 million as it will be based on amounts as of the closing date. Since the unaudited Pro Forma Condensed Consolidated Statements of Operations only include continuing operations, the estimated gain on sale is not included in any period presented.
(d)As part of the estimated cash consideration transferred of $1.375 billion, approximately $25 million was considered a prepayment by Prada related to certain transition services that will be provided by the Company post-close and not otherwise compensated to the Company, reflected in Accrued expenses and other current liabilities. In addition, approximately $5 million of indemnification and other liabilities are expected to be recorded at close related to seller obligations triggered by the sale.
(e)Reflects the estimated $729 million repayment of the 2025 Term Loans and write-off of related unamortized deferred financing costs of $5 million within Long-term debt as of September 27, 2025, which is required in connection with the sale of Versace, pursuant to the mandatory repayment provisions of the Company’s Amended and Restated Credit Agreement, as well as the associated accrued interest repayment of $3 million within Accrued expenses and other current liabilities as part of the Transaction. The write-off of deferred financing costs partially offsets the reduction of interest expense for the year ended March 29, 2025 as described in (f).
(f)Retained earnings reflects an increase of $1.328 billion related to the sale of Versace based on (i) the historical retained earnings of $1.229 billion related to the net assets of Versace noted above in (c), plus (ii) the estimated gain of $104 million noted above in (c), and less (iii) the impact of the write-off of related unamortized deferred financing costs of $5 million in connection with the sale of Versace, pursuant to the mandatory repayment provisions of the Amended and Restated Credit Agreement noted above in (e).
(g)Reflects the reduction of interest expense of $20 million and $6 million for the six months ended September 27, 2025, and the year ended March 29, 2025, respectively, which represents the period for which the 2025 Term Loans were outstanding and interest related to the 2025 Term Loans was expensed, to give effect to the repayment of debt described in (e) above.

The disposal of Versace is estimated to result in a capital loss for income tax purposes. Due to a lack of available income to realize the capital loss, the Company estimates it will not recognize an associated income tax benefit. Additionally, the Company has not identified any changes to existing assertions or positions as a result of the disposal of Versace that would result in a significant incremental tax expense or benefit.
Additionally, in connection with the Transaction, the Company and Prada entered into a transition services agreement whereby the Company is providing certain post-closing services to Prada on a transitional basis. Such agreement is not expected to have a material impact on the periods presented in these unaudited Pro Forma Condensed Consolidated Statements of Operations.